Saba Capital Income & Opportunities Fund POS EX

Exhibit (k)(3)

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of October 6, 2025, by and between Equiniti Trust Company, LLC (the “Subscription Agent”) and Saba Capital Income & Opportunities Fund (the “Company”).

1.	The Company is offering (the “Rights Offering”) transferable subscription rights (the “Rights”) to its common shareholders (the “Common Shareholders”) to subscribe for an aggregate of 14,176,498 common shares of beneficial interest (each, a “Common Share” and collectively, the “Common Shares”), on October 6, 2025 (the “Record Date”). Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on October 28, 2025 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). 42,529,493 Rights are being issued for 14,176,498 Common Shares held on the Record Date. Three Rights and payment in full of the subscription price (the “Subscription Price”), which will be determined as set forth in the Rights Offering Supplement (defined below) are required to subscribe for one Common Share. Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Common Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Common Shares, if any, available as a result of any unexercised Rights, provided that the Company’s board of trustees, in its sole discretion, may eliminate such right to subscribe for additional Common Shares (such additional subscription right being referred to hereafter as the “Over-Subscription Privilege”). The Rights Offering will be conducted in the manner and upon the terms set forth in the supplement to the Company’s Prospectus dated October 6, 2025 (the “Rights Offering Supplement”).

2.	The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Rights Offering Supplement;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of trustees of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a prospectus, including the Rights Offering Supplement, and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Shares of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “Equiniti Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Common Share duly subscribed for (pursuant to the Basic Subscription Right and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Common Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who subscribe to all the Common Shares that can be subscribed for under the Basic Subscription Right. The Common Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Common Shares”). Where there are sufficient Remaining Common Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of Additional Common Shares subscribed for. If the aggregate number of Common Shares subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Common Shares, the available Remaining Common Shares will be allocated pro rata among those fully exercising holders who over-subscribe based on the number of Rights originally issued to them by the Company. Fractional shares will not be issued upon the exercise of the Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of three; however, any holder who owns fewer than three Common Shares as of the close of business on the Record Date may subscribe for one full Common Share.

(c)	Upon calculating the number of Common Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Upon calculating the number of Common Shares to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional Common Shares subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Common Shares is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e)	Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Over-Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Common Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Common Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.	Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. The Subscription Agent will facilitate the sale of any Rights held directly (and not through a broker-dealer), provided that the Subscription Certificate is received 5 Business Days prior to the Expiration Date (or, if the Subscription Period is extended, prior to 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

7.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Shares.

8.	If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Common Shares being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Common Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights no later than 5:00 p.m., New York City time, on the first Business Day after the Expiration Date, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that on the first Business Day after the Expiration Date the Subscription Agent receives the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

9.	If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

10.	Subscription Agent shall request the transfer agent for the Common Shares to issue the appropriate number of Common Shares as required in order to effectuate transfers of Common Shares pursuant to the Basic Subscription Right and the Over-Subscription Privilege as set forth in the Rights Offering Supplement and this Agreement.

11.	The Subscription Agent shall notify the Company by telephone on or before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending one (1) Trading Day after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

12.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Paul Kazarian	Principal Executive Officer
Michael D’Angelo	Secretary
Nitin Sapru	Chief Financial Officer of the Company’s Investment Manager (Saba Capital Management, LP)
Max Luing	Legal Counsel of the Company’s Investment Manager (Saba Capital Management, LP)

13.	Whether or not the Rights Offering is consummated (unless the SEC does not provide approval for the Rights Offering and no public announcement is made), the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

14.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company and predecessor companies, in accordance with applicable abandoned property law.

15.	In addition to the standard escheatment services, the Company shall remain responsible for any fees related to any state or third party audits the target company or prior target companies have previously authorized.

16.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover, but the Subscription Agent shall be liable for all direct damages/losses to the Company and its officers, trustees or agents arising from the Subscription Agent’s fraud, gross negligence or willful misconduct in performing its obligations hereunder.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

17.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Saba Capital Income & Opportunities Fund

405 Lexington Avenue, 58th Floor

New York, New York 10174

Attn: Michael D’Angelo

Email: Michael.DAngelo@sabacapital.com

If to the Subscription Agent:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn: Legal Department

Email: legalteamAST@astfinancial.com

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

18.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

19.	Subscription Agent shall comply with all applicable laws in the performance of its duties under this Agreement.

20.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

21.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

22.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

23.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

SABA CAPITAL INCOME & OPPORTUNITIES FUND

By Saba Capital Management, LP, solely in its capacity as investment manager

By:	/s/ Michael D’Angelo
Name: Michael D’Angelo
Title: COO

Agreed & Accepted:

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions
Relationship Management & Operations

Fee Schedule

PROJECT FEE $80,000.00

Per RIGHTS EXERCISE fee (up to 250 exercises) $20.00

Per RIGHTS EXERCISE fee (251-500 exercises) $17.50

Per RIGHTS EXERCISE fee (501-750 exercises) $15.00

Per RIGHTS EXERCISE fee (751 or more exercises) $12.50

PER EXTENSION FEE (for each extension) $5,000.00

PRORATION FEE, per calculation $5,000.00

Plus out-of-pocket and extraordinary expenses

DTC CUSIP eligibility fee $6,000.00 (Non-Negotiable)

Fees must be paid prior to the Launch date

Wells Fargo Bank NA.

Minneapolis, MN 55479

ABA # 121000248

SWIFT CODE: WFBIUS6S

For further credit to: Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Account # 4820929628

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Saba Capital Management, LP

Attention: Accounts Payable

Address: 405 Lexington Avenue, 58th Floor

Address: New York, NY 10174

Phone: 212-542-4648 and 212-542-4635

Email: accountspayable@sabacapital.com and

apsaba@stavtar.com

The fees quoted in this schedule apply to services ordinarily rendered by Equiniti Trust Company, LLC as Subscription Agent and are subject to adjustment based on final review of documents, or when the Subscription Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by the Subscription Agent. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.